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                                                                    EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Collins & Aikman Corporation for the Rights Offering of up to 5,810,131 shares of Collins & Aikman Corporation Common Stock and to the incorporation by reference therein of our report dated August 24, 2001 (except for Note 19, as to which the date is May 3, 2002), with respect to the combined financial statements of the Trim Division of Textron Automotive Company ("TAC-Trim") included in Collins & Aikman Corporation's Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 4, 2002 (as amended on January 14, 2002) and May 21, 2002.

                                                  /s/ Ernst & Young LLP


Toledo, Ohio
June 21, 2002